UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report March 15, 2013

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 15, 2013, Patterson Companies, Inc. (the “Company”) entered into a stock repurchase plan established in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in connection with its share repurchase program. A Rule 10b5-1 plan allows a company to repurchase its shares at times when it otherwise might be unable to do so under the 1934 Act’s insider trading rules.

The Company’s designated broker will have authority under the Company’s 10b5-1 repurchase plan (the “Plan”) to repurchase shares of the Company’s common stock effective March 25, 2013 and expiring May 28, 2013 (the “Plan Period”), unless terminated earlier in accordance with the terms of the Plan. Because the repurchases under the Plan will be subject to specified parameters and certain price and volume restraints as established in the Plan, there is no guarantee as to the exact number of shares that will be repurchased, or that there will be any repurchases at all pursuant to the Plan.

On March 19, 2013, the Company’s board of directors approved a new share repurchase plan that replaces the existing share repurchase plan. Under the new plan, up to 25 million shares may be repurchased in open market transactions through March 19, 2018. There were approximately 6.5 million shares available to be repurchased under the previous plan that has been replaced.

In addition, the board of directors approved an increase in the quarterly cash dividend to $0.16 per share from $0.14 per share, payable April 30, 2013 to shareholders of record as of the close of business on April 12, 2013.

A press release dated March 19, 2013 that describes the new share repurchase plan and the increase in the dividend was issued by the Company. A copy of this press release is furnished as exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits

(d) Exhibits

99	Press release of Patterson Companies, Inc., dated March 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: March 19, 2013	By:	/s/ R. Stephen Armstrong
R. Stephen Armstrong

Executive Vice President, Treasurer and Chief Financial Officer

(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

99	Press release of Patterson Companies, Inc., dated March 19, 2013.